Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated March 28, 2011, with respect to the consolidated balance sheets of NorthStar Real Estate Income Trust, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2010 and for the period January 26, 2009 through December 31, 2009 and to the reference to our firm under the heading “Experts,” all included in Supplement No. 8 to the prospectus, in the Post-Effective Amendment No. 2 to the registration statement on Form S-11 (No. 333-157688), of NorthStar Real Estate Income Trust, Inc.
/s/ GRANT THORNTON LLP
New York, New York
April 8, 2011